SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 31, 2005

MOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31409	74-2834515
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12515 Research Boulevard, Building 5 Austin, Texas	78759-2220
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number including area code: (512) 339-8335

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On August 31, 2005, in order to align the bonus plan for certain executive officers of Motive, Inc. (the “Company”) with the calendar year (which is also the Company’s fiscal year), the Compensation Committee (the “Committee”) of the Company’s Board of Directors established the maximum potential amounts of discretionary cash bonuses that may be awarded by the Committee to such executive officers for the six-month period ending December 31, 2005, and the factors to be considered by the Committee in determining those bonus awards after the end of that period. These factors include the Company’s achievement of targets for revenue, operating profit, earnings per share, and total bookings, as well as the overall performance of the individual officer in question. The amount of each officer’s bonus payment could range from 0% to 31% of the officer’s base salary, depending on the Company’s achievement of the target levels and the overall performance of the individual officer.

The maximum bonus amount that could be awarded to the relevant executive officers of the Company is as set forth below.

Name	Title	Maximum Bonus as % of Annual Base Salary
Scott Harmon	President and Chief Executive Officer	31%
Paul Baker	Chief Financial Officer	22%
Scott Abel	Executive Vice President – Products Group	30%
Kenny Van Zant	Executive Vice President - Marketing	27%

Note:	Certain information regarding specific qualitative and quantitative performance related factors, and other factors or criteria involving commercial or business information, the disclosure of which would have an adverse effect on the Company, has been omitted in accordance with the rules of the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 2, 2005

MOTIVE, INC.

By:	/s/ Paul Baker
Paul Baker
Chief Financial Officer
(Principal Financial Officer and Chief Accounting Officer)